Acadia Pharmaceuticals Inc.

Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) of Acadia Pharmaceuticals Inc. (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries (each such member, a “Non-Employee Director”) will, automatically and without further action by the Board or the Compensation Committee of the Board (the “Compensation Committee”), receive the compensation described in this Non-Employee Director Compensation Policy (as amended, this “Policy”). A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

This Policy is effective as of April 14, 2025 (the “Effective Date”) and may be amended at any time in the sole discretion of the Board or by the Compensation Committee at the recommendation of the Board.

Annual Cash Retainer

Each Non-Employee Director will automatically, and without further action by the Board or the Compensation Committee, receive annual cash compensation in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred, as set forth in the tables below. All annual cash retainers are vested upon payment.

If a Non-Employee Director joins the Board or a committee of the Board at a time other than the first day of a fiscal quarter, the quarterly installment for each annual cash retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter. Similarly, if a Non-Employee Director leaves a committee of the Board at any time other than the last day of the fiscal quarter (but remains a member of the Board), the quarterly installment for each annual committee member service retainer (and committee chair service retainer, if applicable) set forth below will be pro-rated based on days served in the applicable fiscal quarter and the Company shall adjustment all future quarterly installments of the annual cash retainers to account for such service.

Annual Board Service Retainer:

All Non-Employee Directors	$50,000
Board Chair (in addition to Non-Employee Director Board Service Retainer)	$35,000

Annual Committee Member Service Retainer:

Member of the Audit Committee	$12,500
Member of the Compensation Committee	$10,000
Member of the Nominating and Corporate Governance Committee	$5,000
Member of the Scientific Advisory Committee	$10,000

Annual Committee Chair Service Retainer (in addition to Committee Member Service Retainer):

Chair of Audit Committee	$12,500
Chair of Compensation Committee	$10,000
Chair of Nominating and Corporate Governance Committee	$5,000
Chair of Scientific Advisory Committee	$10,000

In addition to the foregoing annual cash retainers, the Board or the Compensation Committee at the recommendation of the Board, may approve annual committee member service retainers (and annual committee chair service retainers) for any newly created committee of the Board.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2024 Equity Incentive Plan (as may be amended from time to time and including any successor plan thereto, the “Plan”). All equity awards granted under this Policy will be nonstatutory stock options and restricted stock unit awards (“RSU Awards”). All nonstatutory stock options granted under this Policy will have an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock on the date of grant, and a term of 10 years from the date of grant (subject to earlier termination in connection with a termination of service, as provided in the Plan).

1.
Initial Grant: For each Non-Employee Director who is first elected or appointed to the Board following the Effective Date, on the date of such Non-Employee Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Non-Employee Director will be automatically, and without further action by the Board or the Compensation Committee, granted a nonstatutory stock option (an “Initial Option Grant”) and an RSU Award (an “Initial RSU Grant,” together with the Initial Option Grant, the “Initial Grant”) with an aggregate target fair value equal to $167,500 (the “Initial Grant Maximum Value”) as follows:
a.
an Initial Option Grant to purchase a number of shares of common stock of the Company equal to 50% of the Initial Grant Maximum Value; and
b.
an Initial RSU Grant covering a number of shares of common stock of the Company equal to 50% of the Initial Grant Maximum Value.

The number of shares subject to the Initial Option Grant and the Initial RSU Grant shall be calculated by dividing (a) the Initial Grant Maximum Value attributable to the Initial Option Grant and the Initial RSU Grant, respectively, by the product of (b) the fair value percentage of such award, as determined by the Company under ASC 718 on the date of grant and (c) the volume-weighted average closing trading price of the common stock of the Company over the 15 consecutive trading days ending with the date of grant (the “15-Day VWAP”), rounding up to the nearest whole share. The shares subject to the Initial Grant will vest in equal annual installments over three years following the date of grant such that the Initial Grant will be fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director’s Continuous Service (as defined in the Plan) through each such vesting date.

2.
Annual Grant: On the date of each annual meeting of the Company’s stockholders (an “annual meeting”) held after the Effective Date, each Non-Employee Director (whether a member of the Board prior to such annual meeting or first appointed at such annual meeting) who continues to serve as a non-employee member of the Board following such annual meeting will be automatically, and without further action by the Board or the Compensation Committee, granted a nonstatutory stock option (an “Annual Option Grant”) and an RSU Award (an “Annual RSU Grant,” and together with the Annual Option Grant, the “Annual Grant”) with an aggregate target fair value equal to $335,000 (the “Annual Grant Maximum Value”), as follows:

a.
an Annual Option Grant to purchase a number of shares of common stock of the Company equal to 50% of the Annual Grant Maximum Value; and
b.
an Annual RSU Grant covering a number of shares of common stock of the Company equal to 50% of the Annual Grant Maximum Value.

The number of shares subject to the Annual Option Grant and the Annual RSU Grant shall be calculated by dividing (a) the Initial Grant Maximum Value attributable to the Annual Option Grant and the Annual RSU Grant, respectively, by the product of (b) the fair value percentage of such award, as determined by the Company under ASC 718 on the date of grant and (c) the 15-Day VWAP, rounding up to the nearest whole share. The shares subject to the Annual Option Grant will vest quarterly over one year following the date of grant, with the final tranche vesting upon the earlier of one year following the date of grant or the date of the next annual meeting, and the Annual RSU Grant will vest in full upon the earlier of one year following the date of grant or the date of the next annual meeting, in each case subject to the Non-Employee Director’s Continuous Service (as defined in the Plan) through each such vesting date.

A new Non-Employee Director who joins the Board other than on the date of an annual meeting shall receive an Annual Grant, provided that such Annual Grant shall be pro-rated by multiplying the Annual Grant Maximum Value by a quotient, the numerator of which is equal to the number of days between the date such new Non-Employee Director joins the Board and the one-year anniversary of the most recently held annual meeting, and the denominator of which is 365.

Non-Employee Director Compensation Limit

Notwithstanding anything else in this Policy to the contrary, in no event shall the aggregate value of all compensation granted or paid, as applicable, to any Non-Employee Director exceed the limitations set forth in Section 3(d) of the Plan.

Reimbursement of Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Non-Employee Director is entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee of the Board on which he or she serves.

Additional Requirements

In making any future changes to compensation payable to Non-Employee Directors, the Board or the Compensation Committee will evaluate the practices of the peer group of companies that serve as references for executive compensation benchmarking, as well as then current general best practices regarding director compensation.

The Compensation Committee will review this Policy on at least a biennial basis and engage an independent compensation consultant to assist in such review.

Furthermore, the Company will not permit compensation to be paid to Non-Employee Directors for their service as such other than as provided for in this Policy, unless there are extraordinary circumstances as determined by the Compensation Committee or the Board.

All payments to Non-Employee Directors will be disclosed in accordance with applicable law, regulations and exchange or national market system requirements.

Approved by the Board of Directors: April 14, 2025

Effective: April 14, 2025